Exhibit 23.2

Consent of Independent Registered Public Accounting Firm
We consent to the reference to our firm under the caption "Experts" and the use of our reports dated February 29, 2024, with respect to the consolidated financial statements of Masonite International Corporation included in the Registration Statement (Form S-4) and related Prospectus of Owens Corning for the registration of debt securities.
/s/ Ernst & Young LLP
Tampa, Florida
June 28, 2024